EXHIBIT 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

Great Neck, New York – August 5, 2009 – One Liberty Properties, Inc. (NYSE: OLP) today announced that for the three months ended June 30, 2009, it had total revenues of $12,324,000 and net income of $4,443,000, or $.40 per share.  Total revenues for the 2009 three month period includes rental income of $10,540,000 and a lease termination fee of $1,784,000.  For the three months ended June 30, 2008, One Liberty had total revenues (all of which is rental income) of $9,463,000 and net income of $3,246,000, or $.29 per share. The weighted average number of common shares outstanding is 11,015,000 and 11,124,000 for the three months ended June 30, 2009 and June 30, 2008, respectively.

One Liberty also reported total revenues of $22,959,000 for the six months ended June 30, 2009 compared to $18,814,000 for the six months ended June 30, 2008.  Total revenues for the six months ended June 30, 2009 includes rental income of $21,175,000 and a lease termination fee of $1,784,000.  All revenues for the six months ended June 30, 2008 relate to rental income.  Net income for the six months ended June 30, 2009 was $7,096,000, or $.64 per share.  This compares with net income of $6,025,000, or $.54 per share, for the six months ended June 30, 2008.  The weighted average number of common shares outstanding is 11,042,000 and 11,152,000 for the six months ended June 30, 2009 and 2008, respectively.

Funds from operations (FFO) for the three months ended June 30, 2009 was $6,875,000, or $.62 per share, compared to $5,616,000, or $.50 per share for the three months ended June 30, 2008.  FFO for the six months ended June 30, 2009 was $11,985,000, or $1.09 per share, compared to $10,245,000, or $.92 per share for the six months ended June 30, 2008.  Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income gain on sale of real estate assets, including One Liberty’s share of the gain on disposition of real estate of consolidated joint ventures.

Commenting on the results of operations, Patrick J. Callan, Jr., President and Chief Executive Officer of the Company, noted the following:

•	Rental income increased by $1,077,000, or 11.4%, quarter over quarter, due primarily to additional rental income generated from ten properties acquired in the second half of 2008.

•
In the three months ended June 30, 2009, the Company benefitted from a $1,905,000 lease termination fee, offset by the write off of straight line rent and intangible lease assets totaling $121,000 applicable to the lease which was terminated.  There was no comparable revenue item in the three months ended June 30, 2008.

•
Rental income for the six months ended June 30, 2009 increased by $2,361,000, or 12.5%, as compared to rental income for the six months ended June 30, 2008.  The increase in rental income is due to primarily the acquisition of twelve properties in 2008.

•
In the current six month period, the Company also benefitted by the net amount of $1,784,000 from a lease termination fee, offset by the write off of straight line rent and intangible lease assets applicable to the terminated lease.

•
Operating expenses increased by $228,000, or 5.8%, for the three months ended June 30, 2009 and by $688,000, or 9.1%, for the six months ended June 30, 2009.  Operating expenses increased in both current periods primarily because of an increase in depreciation and amortization resulting from property acquisitions in 2008, offset by “catch-up” depreciation recorded in the three and six months ended June 30, 2008 on a property which had been classified as held for sale in prior periods.  Increases in real estate operating expenses in the current three and six month periods relate to a vacant property and to real estate taxes and repair and maintenance items at other properties.

•
Both the quarter and six months ended June 30, 2008 include a $1,830,000 gain on sale of real property and the six months ended June 30, 2008 includes a $297,000 gain on the sale of real property by a consolidated joint venture.  There were no comparable transactions in the 2009 periods.

•
Interest expense increased by $96,000 quarter over quarter and $276,000 six months over six months, due to borrowings made in September 2008 under the Company’s credit line for property acquisitions and the placement of mortgages on four properties, offset by income generated from an interest rate swap transaction.  The increase was also offset by the payoff of a loan in full in 2008, and from regular amortization of mortgage debt.

•
Discontinued operations reflects a loss of $315,000 for the three months ending June 30, 2009 and a loss of $765,000 for the three months ending June 30, 2008, and a loss of $369,000 for the six months ending June 30, 2009 and a loss of $637,000 for the six months ending June 30, 2008.  The loss in the three and six months ending June 30, 2008 includes an impairment charge of $752,000 applicable to a property which was sold in March 2009, offset by $87,000 and $172,000, respectively, of income derived from five Circuit City locations.  The Circuit City locations operated at a loss in the 2009 three and six month periods.  The six months ended June 30, 2009 includes a lease termination fee of $400,000 and a loss on sale of $229,000 applicable to the same property.

Mr. Callan noted that the national economic recession has had an adverse affect on commercial retail properties.  In particular, he noted that, subsequent to the end of the quarter the Company deeded in lieu of foreclosure, the five properties formerly leased to Circuit City (which had previously filed for bankruptcy and rejected all of the leases).   Mr. Callan also noted that except for two single tenanted retail properties at which the tenants are paying rent at less than the contractual lease rate, the Company’s tenants have been meeting their monetary obligations under their leases.  However, he commented that the Company is still concerned about the overall economic environment and the affects it has had and may have on the Company’s tenants.  As a result, the Company continues to carefully monitor its portfolio.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K and Amendment No. 1 thereto (Form 10-K/A) for the year ended December 31, 2008.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg (516) 466-3100

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Rental income - Note 1	$10,540	$9,463	$21,175	$18,814
Lease termination fee	1,784	-	1,784	-
Total revenues	12,324	9,463	22,959	18,814

Operating expenses:
Depreciation and amortization	2,287	2,177	4,538	4,130
General and administrative	1,602	1,590	3,252	3,198
Real estate expenses	164	58	340	114
Leasehold rent	77	77	154	154
Total operating expenses	4,130	3,902	8,284	7,596

Operating income	8,194	5,561	14,675	11,218

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	149	152	308	297
Gain on disposition of real estate of unconsolidated joint venture	-	-	-	297
Interest and other income	178	121	207	331
Interest:
Expense	(3,599)	(3,503)	(7,286)	(7,010)
Amortization of deferred financing costs	(164)	(150)	(439)	(301)
Gain on sale of excess unimproved land	-	1,830		1,830
Income from continuing operations	4,758	4,011	7,465	6,662

Discontinued operations:
(Loss) income from operations	(315)	(13)	(140)	115
Impairment charge on property sold at a loss	-	(752)	(229)	(752)
Loss from discontinued operations	(315)	(765)	(369)	(637)

Net income	$4,443	$3,246	$7,096	$6,025

Net income per common share-basic and diluted:
Income from continuing operations	$0.43	$0.36	$0.67	$0.60
Loss from discontinued operations	(0.03)	(0.07)	(0.03)	(0.06)
Net income per common share	$0.40	$0.29	$0.64	$0.54

Funds from operations - Note 2	$6,875	$5,616	$11,985	$10,245

Funds from operations per common share-diluted - Note 3	$0.62	$0.50	$1.09	$0.92

Weighted average number of common shares outstanding:
Basic and Diluted	11,015	11,124	11,042	11,152

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $366 and $153 for the six and three months ended June 30, 2009 and $581 and $193 for the six and three months ended June 30, 2008, respectively.

Note 2 - Funds from operations is summarized in the following table:
Net income	$4,443	$3,246	$7,096	$6,025
Add: depreciation of properties	2,334	2,275	4,692	4,326
Add: our share of depreciation in unconsolidated joint ventures	81	80	162	160
Add: amortization of capitalized leasing expenses	17	15	35	31
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	-	(297)

Funds from operations (a)	$6,875	$5,616	$11,985	$10,245

Note 3 - Funds from operations per common share is summarized in the following table:
Net income	$0.40	$0.29	$0.64	$0.54
Add: depreciation of properties	0.21	0.20	0.43	0.39
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.02	0.01
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: our share of net gain on sale in unconsolidated joint ventures	-	-	-	(0.02)
Funds from operations per common share (a)	$0.62	$0.50	$1.09	$0.92

(a)              We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time.  In fact, real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP.  You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Real estate investments, net	$373,468	$379,289
Investment in unconsolidated joint ventures	5,869	5,857
Cash and cash equivalents	18,219	10,947
Unbilled rent receivable	11,319	10,916
Properties held for sale	8,075	8,167
Other assets	15,374	13,929
Total assets	$432,324	$429,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Mortgages payable	$216,436	$216,808
Mortgages payable-properties held for sale	8,706	8,706
Line of credit	27,000	27,000
Other liabilities	9,735	12,616
Total liabilities	261,877	265,130

Stockholders' equity	170,447	163,975
Total liabilities and stockholders' equity	$432,324	$429,105